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                                                               EXHIBIT 21.1

                        SUBSIDIARIES OF THE COMPANY

1. Orinda Management Company, a Delaware corporation.

2. Atherton Franchisee Loan Funding 1997-A LLC, a Delaware limited liability company.

3. Atherton Franchisee Loan Funding 1998-A LLC, a Delaware limited liability company.